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EXHIBIT 99(a)(5)(D)

Aames

SUPPLEMENT TO OFFERING MEMORANDUM DATED MAY 15, 2002
AAMES FINANCIAL CORPORATION Offer to Exchange 4.0% Convertible Subordinated Debentures Due 2012 for any and all outstanding 5.5% Convertible Subordinated Debentures Due 2006

The exchange offer will expire at 5:00 p.m. New York City time on Thursday, June 13, 2002, unless extended

        This supplement amends and updates the information contained in the offering memorandum dated May 15, 2002, relating to our offer to exchange our newly issued 4.0% Convertible Subordinated Debentures due 2012 for any and all of our outstanding 5.5% Convertible Subordinated Debentures due 2006.

        The terms and conditions of the exchange offer set forth in the offering memorandum have not changed and remain applicable in all respects to the exchange offer. This supplement should be read in conjunction with the offering memorandum and the related letter of transmittal, each of which was filed with the Securities and Exchange Commission on May 15, 2002 and subsequently mailed to you. This supplement, the offering memorandum and the related letter of transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the exchange offer.

        On April 26, 2002, our principal stockholder, Capital Z Financial Services Fund II, L.P., through a partnership it controls, agreed to purchase $50.0 million aggregate principal amount, or approximately 44%, of our existing debentures in a private transaction. On June 6, 2002, Capital Z filed an amendment to its Schedule 13D which indicates that the sellers delivered only an aggregate of $41,616,000 principal amount of the existing debentures to Capital Z, and as a result, Capital Z purchased only $41,616,000 aggregate principal amount of existing debentures in the private transaction.

        On May 16, 2002, holders of a majority of the outstanding principal amount of senior notes exercised their right pursuant to the senior note indenture to remove JPMorgan Chase Bank from its position as trustee. Simultaneously, those same majority holders appointed Wilmington Trust Company as the successor trustee of the senior note indenture. Accordingly, Wilmington Trust Company succeeded to all rights and responsibilities originally accorded to JPMorgan Chase Bank under the senior note indenture.

        In a complaint for injunctive relief filed with the Supreme Court of the State of New York, County of New York on June 3, 2002, Wilmington Trust Company, as successor indenture trustee with respect to our senior notes, brought an action against us seeking to prevent us from consummating the exchange offer. Wilmington Trust Company alleges, on behalf of itself and the holders of the senior notes, (i) a breach of contract on the basis that the exchange offer constitutes an impermissible "Restricted Payment" under the provisions of the indenture governing our senior notes and (ii) a breach of an implied covenant of good faith and fair dealing under applicable law. Wilmington Trust Company seeks an order preliminarily and permanently enjoining us from proceeding with the exchange offer and a court hearing will be held on Monday, June 10, 2002 in connection with the relief sought. We believe the allegations contained in the complaint are without merit and intend to vigorously defend against them and oppose the request for injunction.

The date of this supplement is June 6, 2002.

The exchange agent for the exchange offer is:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

By Registered or Certified Mail:	By Hand in New York:	By Overnight Courier and By Hand in Minnesota:
Wells Fargo Bank Minnesota,	Wells Fargo Bank Minnesota,	Wells Fargo Bank Minnesota,
National Association	National Association	National Association
MAC-N9303-121	c/o The Depository Trust Company	MAC-N9303-121
6th and Marquette	55 Water Street, 1st Floor	6th and Marquette
Minneapolis, MN 55479	New York, NY 10041	Minneapolis, MN 55479
Attn: Jeff Crow	Attn: Vincent Brown	Attn: Jeff Crow
Jeanette Park Entrance
By Facsimile: (612) 667-4927
Confirm by Telephone: (612) 667-0750

The information agent for the exchange offer is:

D.F. KING & CO., INC.
77 Water Street
New York, New York 10005
Banks and Brokers call:
(212) 269-5550 (call collect)
All others call:
(800) 207-3159 (toll free)

Any questions regarding this supplement or the terms of the exchange offer should be directed to the company:

Aames Financial Corporation
350 South Grand Avenue, 43rd Floor
Los Angeles, California 90071
Attention: John F. Madden, Esq.
Telephone: (323) 210-4871 (collect)
(800) 829-2929 (toll free)

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  EXHIBIT 99(a)(5)(D)